At Qorvo®
Doug DeLieto
VP, Investor Relations
336-664-1233

FOR IMMEDIATE RELEASE
May 21, 2019

Qorvo® Updates Financial Guidance Due to U.S. Department of Commerce
Action Against Huawei

GREENSBORO, NC - May 21, 2019 - Qorvo® (Nasdaq: QRVO), a leading provider of innovative RF solutions that connect the world, announced today that it is updating the financial guidance it provided for its first quarter and full fiscal year 2020 in its earnings release and conference call on May 7, 2019. This update is in response to action taken by the Bureau of Industry and Security (BIS) of the United States Department of Commerce to add Huawei Technologies Co., Ltd. and 68 of its affiliates (“Huawei”) to the “Entity List” maintained by the Department. The BIS action prohibits the sale to Huawei by Qorvo of all products covered by the Export Administration Regulations (EAR) absent obtaining an appropriate export license.

Huawei and its affiliates have purchased multiple products from Qorvo’s Mobile Products and Infrastructure and Defense Products operating segments, and sales to Huawei and its affiliates accounted for approximately $469 million or 15% of Qorvo’s total revenue in its fiscal year ended March 30, 2019. Qorvo is continuing to review the impact of the BIS action on its business, including its ability to apply for and obtain licenses to allow it to ship products to Huawei in the future. Pending further developments, Qorvo has ceased shipments to Huawei and its affiliates and cannot predict when it will be able to resume such shipments.

Qorvo’s financial guidance provided May 7 preceded the BIS action and did not reflect the discontinuation of sales to Huawei or the steps required to respond to this action. Accordingly, Qorvo is providing revised non-GAAP expectations for revenue, gross margin and diluted earnings per share for the first quarter of fiscal 2020, along with the prior guidance, in the table below.

	Updated	Prior
Revenue	Range of $730 million to $750 million	Range of $780 million to $800 million
Gross margin	Approximately 45.5%	Between 45% and 45.5%
Diluted earnings per share	$1.15 at the midpoint of guidance	$1.30 at the midpoint of guidance

In the second quarter of fiscal 2020, Qorvo currently assumes no sales to Huawei and is projecting revenue to be roughly flat sequentially. Qorvo is not providing any additional update to its fiscal 2020 guidance at this time due to the ongoing uncertainty of this situation.

Qorvo’s actual quarterly results may differ from the expectations and projections shown above, and such differences may be material.

About Qorvo

Qorvo (Nasdaq:QRVO) makes a better world possible by providing innovative Radio Frequency (RF) solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

This press release contains forward-looking non-GAAP revenue, gross margin and diluted earnings per share. We provide these non-GAAP measures to investors on a prospective basis for the same reasons that we provide them to investors on a historical basis. We are unable to provide a reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures without unreasonable effort due to variability and difficulty in making accurate projections for items that would be required to be included in the GAAP measures, such as stock-based compensation, integration related costs, restructuring costs, asset impairments and the provision for income taxes. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For more information regarding our use of non-GAAP financial measures, see our earnings releases available on our website at www.qorvo.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results; our substantial dependence on developing new products and achieving design wins; our dependence on a few large customers for a substantial portion of our revenue; a loss of revenue if contracts with the United States government or defense and aerospace contractors are canceled or delayed or if defense spending is reduced; our dependence on third parties; risks related to sales through distributors; risks associated with the operation of our manufacturing facilities; business disruptions; poor manufacturing yields; increased inventory risks and costs due to timing of customer forecasts; our inability to effectively manage or maintain evolving relationships with platform providers; risks from international sales and operations; economic regulation in China; changes in government trade policies; our ability to implement innovative technologies; underutilization of manufacturing facilities as a result of industry overcapacity; we may not be able to borrow funds under our credit facility or secure future financing; we may not be able to generate sufficient cash to service all of our debt; restrictions imposed by the agreements governing our debt; volatility in the price of our common stock; damage to our reputation or brand; fluctuations in the amount and frequency of our stock repurchases; our acquisitions and other strategic investments could fail to achieve financial or strategic objectives; our ability to attract, retain and motivate key employees; our reliance on our intellectual property portfolio; claims of infringement of third-party intellectual property rights; security breaches and other similar disruptions compromising our information; theft, loss or misuse of personal data by or about our employees, customers or third parties; warranty claims, product recalls and product liability; and risks associated with environmental, health and safety regulations and climate change. These and other risks and uncertainties, which are described in more detail in Qorvo's most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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